EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (as amended, supplemented or extended from time to time, this “Agreement”) is entered into this August 1st, 2009, by and between CirTran Corporation., a Nevada corporation (the “Employer” or “Company”), and Iehab J. Hawatmeh (“Employee”) and amends and restates in their entirety (i) the Employment Agreement between Employer and Employee dated July 1, 2004 and (ii) and the Amendment to Employment Agreement between Employee and Employer dated January 4, 2007.

WHEREAS, the Employer desires to retain the continued services of Employee as an employee, and Employee desires to continue his employment by the Employer, on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1.           Employment and Employment Period.

(a)           Position and Duties.

(i)           Subject to the terms and conditions of this Agreement, the Employer agrees to employ Employee, and Employee agrees to be employed by the Employer, during the Employment Term (as defined in Section 1(b)).

(ii)           During the Employment Term, Employee will serve as Chief Executive Officer of the Employer with all of the authority, duties and responsibilities commensurate with such position.  At all times during the Employment Term the Employee shall also serve as the Chairman of the Company’s Board of Directors and as Chairman of the Company’s Executive Committee, if created by the Board of Directors of the Company.

(iii)           At all times during the Employment Term, Employee agrees to devote Employee’s full business time, attention and energies to the duties of Employee’s employment under this Agreement.

(iv)           Notwithstanding Section 1(a)(iii) but subject to Section 5(a) hereof, during the Employment Term, the Employee shall be permitted to (A) act as a director (or on an advisory board) of business enterprises that are engaged in activities in areas that are not competitive with the business of the Company and that have been disclosed by the Employee to the Employer and (B) as a manager or employee of Play Beverages, LLC, a California limited liability company, and AfterBev Group, LLC, as California limited liability company.  In addition, Employee shall be entitled to be involved in charitable activities and boards and manage his and his family’s investments and other personal affairs so long as such activities do not materially interfere with the performance of his duties hereunder.

(b)           Employment Term.  Subject to Section 4, the term of Employee’s employment (the “Employment Term”) shall continue until August 31, 2014 (the “Termination Date”); provided, however, that the Termination Date shall be automatically extended for successive one (1) year periods unless either party gives the other written notice of nonextension at least ninety (90) days before the then Termination Date.

(c)           Place of Employment.  The Employee will perform his duties at the Company’s principal Executive Offices which are now located in West Valley City, Utah.  The Employee acknowledges that such location can change, but shall not be changed by more than thirty-five (35) miles from Salt Lake City, Utah without the Employee’s prior written consent.

(d)           Confidentiality Agreement.  As a condition to Employee’s employment by the Employer as contemplated by this Agreement, Employee hereby acknowledges that he shall continue to be bound by the Confidentiality and Rights Ownership Agreement by and between Employer and Employee, dated as of ___________ (the “Confidentiality Agreement”).

2.           Compensation.

(a)           Salary.  During the Employment Term, in consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Employer hereby agrees to pay Employee, in accordance with its normal payroll practices, an annual base salary of $345,000 as increased (the “Annual Base Salary”), with such yearly increases (but once increased not decreased) thereafter as the Employer shall decide but not less than 5%.  All compensation shall be subject to all applicable tax withholding and similar requirements under applicable law.

(b)           Incentive Compensation.  In addition to the Annual Base Salary, Employee shall be eligible to receive performance bonus amounts as follows:

(i)           A quarterly bonus equal to 5.0% of the Company’s earnings before interest, taxes, depreciation and amortization for the applicable quarter.  The bonus amounts paid quarterly shall be paid within 45 days after the end of each fiscal quarter based upon the Company’s financial statements for such quarter

(ii)           Bonus(es) equal to 1.0% of the net purchase price of any acquisitions completed by the Company that are directly generated and arranged by Employee (it being understood that the Board in its sole discretion shall determine which acquisitions qualify for the bonus) payable as soon as practicable after consummation of the acquisition.  This bonus shall be paid in common stock of the Company issued at the fair market value of the Company’s common stock on the date of grant (which shall be the date that the Board determines the acquisition qualifies for the bonus), as determined by the Board in accordance with the Company’s Stock Option Plan or the Committee established pursuant to the Company’s Stock Option Plan or, if there is no Committee nor Stock Option Plan, then by the Board using usual and customary valuation standards.

(iii)           An annual bonus (payable quarterly) equal to 1.0% of the gross sales, net of returns and allowances, of all beverage products of the Company and its affiliates for the most recent fiscal year.  The bonus amounts paid quarterly shall be paid within 45 days after the end of each fiscal quarter based upon the Company’s financial statements for such quarter; provided that if at the completion of the audit for the fiscal year to which the bonus relates the actual amount due Employee for the fiscal year is more than 5% more or less than the amounts paid during the fiscal year, then (A) if the Employee was paid more than he was due, the excess shall be deducted from the bonus amount due in the following year and (B) if the Employee was paid less than he was due, the shortfall shall be paid with the next bonus payment due in the following year.

(c)           Alternate Incentive Compensation.  Employee and the Company may agree that Employee shall participate in any other incentive program to be adopted by the Company for executive officers of the Company, in addition to the Incentive Compensation provided under Section 2(b).

(d)           Options.  Employee shall be granted options to purchase a minimum of 6,000,000 shares of the Company’s common stock (adjusted for stock splits and similar events) each year (which amount may be increased by the Board such that over the Term, Employee may receive stock options which would allow Employee to acquire 3.0% of the issued and outstanding shares of the Company’s common stock on a fully-diluted basis) to be issued during the first week of each year, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in accordance with the Company’s Stock Option Plan or the Committee established pursuant to the Company’s Stock Option Plan or, if there is no Committee nor Stock Option Plan, then by the Board using usual and customary valuation standards.  Employee may be granted additional options to purchase shares of the Company’s common stock as determined from time to time by the Board or such Committee.  All options shall be subject to such other terms and conditions as may be determined by the Board or the Committee when such options are granted.  All Options shall fully vest on the date of grant.  The term of each option agreement shall be the maximum period allowed under the Company’s Stock Option Plan.  The shares issuable pursuant to each option agreement shall be made subject to an effective registration statement on Form S-8 filed with the United States Securities and Exchange Commission on the date of grant.

3.           Benefits.  During the Employment Term, Employee shall be entitled to participate in all medical, profit sharing and other benefit and equity plans made available to senior executives of the Company on terms no less favorable as offered to the Company’s other senior executives.  The Employer reserves the right to alter, revise or eliminate any prior practice, policy or benefit in whole or in part, without notice.  In addition to the foregoing, Employee shall receive the following additional benefits:

(a)           A car allowance of $1,000 per month to cover the cost of use, fuel and repairs of an automobile.

(b)           A cellular telephone and account that shall be held in the Company’s name.

(c)           100% of all medical insurance premiums, including but not limited to dental and vision insurance, for Employee and his spouse and children up to the age of 22.

(d)           Life insurance of at least $150,000 and disability insurance when available.

(e)           The Company shall obtain and maintain officer and director insurance in such amounts as the Board determines.

4.           Termination of Employment.

(a)           Termination for Cause.  This Agreement (and the Employment Term) may be terminated at any time by the Employer for Cause, by written notice to the Employee specifying in reasonable detail the reasons therefor.  The term “Cause” shall mean (i) willful misconduct or dishonesty with regard to the Company of a material nature, (ii) conviction of, or pleading of guilty or nolo contendere to, a felony, or (iii) failure to attempt in good faith to perform Employee’s duties after 30 days’ written notice and after a 60 day period to cure such failure (other than as a result of physical or mental incapacity).

(b)           Death or Permanent Disability of Employee.  Employee’s employment hereunder and the Employment Term shall terminate upon Employee’s death.  In addition, the Employer shall have the right to terminate Employee’s employment hereunder and the Employment Term upon 15 days’ written notice if and when Employee becomes permanently disabled within the meaning of any permanent disability insurance policy which may be maintained by the Employer for the benefit of Employee and under which the Employee is entitled to benefits under Section 3 (provided that any such termination shall not occur prior to the Employee being absent from performance of his material duties for at least four (4) consecutive months as a result of such disability; and further provided, however, that if Employer does not maintain such a permanent disability insurance policy for the benefit of Employee, Employee shall be deemed permanently disabled if Employee, by reason of injury, illness or similar cause was unable to perform his material duties for a period of 180 consecutive days or 240 days in any 360-day period.

(c)           Compensation upon Death, Disability, Termination for Cause, Termination without Good Reason.  If (i) Employee dies during the Employment Period or the Employer terminates Employee’s employment upon Employee’s becoming permanently disabled, as described in Section 4(b), or (ii) the Employer terminates Employee’s employment for Cause, as described in Section 4(a), or (iii) commencing effective on the second (2nd) anniversary of the date hereof, the Employee terminates his employment without Good Reason (which right the Employee shall have upon ninety (90) days prior written notice to the Company and which notice may be given prior to or after the second (2nd) anniversary of the Start Date effective on such anniversary or thereafter) then the Employment Term shall cease and (A) the Employer will pay to Employee (or Employee’s estate or representatives, as the case may be) within thirty (30) days following such termination of employment (or on the earliest later date as may be required to comply with Internal Revenue Code Section 409A to the extent applicable) (x) the unpaid Annual Base Salary and vacation earned by Employee before the date of such event as provided for in this Agreement (computed pro rata up to and including the date of such event), (y) any earned but unpaid bonus for any completed prior fiscal year or quarter, (iii) other than in the case of (ii) or (iii) above, a prorated bonus for the fiscal quarter and year of termination based on actual results for the quarter and fiscal year and the relative period of the quarter and fiscal year during which Employee was employed and (iv) as provided under any benefit, incentive or equity plan, program or practice (paid when the bonus would have been paid Employee if employed (the “Accrued Obligations”); and (B) the Employee shall continue to be bound by the Confidentiality Agreement in accordance with its terms. Except as expressly provided in this Agreement, such payments will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only any rights to equity and Employee’s rights to indemnification and officers and directors liability insurance.

(d)           Termination without Cause.  The Employer, by written notice to Employee, shall have the right to terminate Employee’s employment without Cause for any reason or for no reason.  If the Employer terminates Employee’s employment without Cause for any reason or for no reason, as described in this Section 4(d), then (A) the Employer will pay to Employee (i) within thirty (30) days following such termination, the Accrued Obligations, (ii) within thirty (30) days following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to thirty (30) month’s Annual Base Salary, (iii) bonus(es) under Sections 2(b)(i) and (iii) for the two year period after the date of termination (net of an bonus amounts paid as Accrued Obligations) based on actual results for the applicable quarters and fiscal years payable in accordance with the terms of Section 3 (the

“Without Cause Bonus Payments”) and (iv) within twelve (12) months following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to thirty (30) month’s Annual Base Salary; provided that if Employee is terminated without Cause in contemplation of, or within one (1) year, after a Change in Control (as defined below), then two (2) times such Annual Base Salary and Without Cause Bonus Payment amounts; and (B) the Employee shall continue to be bound by the Confidentiality Agreement in accordance with its terms. Except as expressly provided in this Agreement, such payments will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only any rights to equity and Employee’s rights to indemnification and officers and directors liability insurance.

A “Change of Control” shall be deemed to have occurred if (a) individuals who are directors of the Company immediately prior to a Control Transaction shall cease, within one (1) year after such Control Transaction, to constitute a majority of the Board of Directors of the Company (or of the Board of Directors of any successor to the Company, or of any company to which all or substantially all of the Company’s assets may have been sold or transferred), or (b) any entity, person or Group (other than the Company or a subsidiary corporation of the Company and any company directly or indirectly controlled by Employee and members of his family and their decedents and shareholders of the Company that are presently represented on the Company’s Board of Directors) acquires shares of the Company that result in such entity, person or Group directly or indirectly owning beneficially over fifty percent (50%) of the outstanding shares of the Company.  As used herein, “Control Transaction” shall mean (i) any tender offer for or acquisition of capital stock of the Company, (ii) any merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company which has been approved by the shareholders, (iii) any contested election of directors of the Company or threat of such a contested election, or (iv) any combination of the foregoing.  As used herein, “Group” shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(e)           Termination for Good Reason.  In the event of occurrence of a Good Reason Event (as defined below), Employee may terminate his employment and the Employment Term on ten (10) days’ written notice if such Event is not cured within such ten (10) day period.  “Good Reason Event” shall mean (i) a diminution in Employee’s title, (ii) a material diminution in Employee’s duties, responsibilities or authority, (iii) failure of Employee to be elected or re-elected to the Board or removed there from or, (iv) a material breach of this Agreement by the Company.  In such event, Employee shall be treated the same as if a Termination without Cause had occurred.

(f)           In the event 280G of the Internal Revenue Code becomes applicable, Employee shall be entitled to an excise tax gross up as provided in Exhibit A hereto.

5.          Non-Competition; Solicitation of Employees.

(a)           Non-Competition.  During the Employment Term and to the extent permitted by applicable law for one (1) year thereafter, the Employee shall not participate in the management or act as a consultant or employee of, or acquire any financial interest (other than less than two percent (2%) of the outstanding stock of any public company) in, any enterprise that is engaged in the business of light activated teeth whitening (the “Restricted Business”) in the United States or in any other area of the world where the Company conducts the Restricted Business during the Employment Term, or where, as of the end of the Employment Term, the Company has undertaken substantial activities to conduct the Restricted Business, provided that the foregoing shall not prohibit providing services (and receiving compensatory equity in an entity in which the Restricted Business resides) provided the Employee does not provide services to the Restricted Business portion of the entity.

(b)           Solicitation.  For two (2) years after the termination of the Employment Term, the Employee will not employ or solicit or assist any other person in employing or soliciting for employment any person who is, or was at any time within six (6) months prior to both such termination and the time of such employment and solicitation, an employee of the Company, provided that the Employee may respond in accordance with ordinary business practices to requests for references from a prospective employer of any such person and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.

(c)           Access to Confidential Information.  Employee is a key employee of the Company.  Employee acknowledges that during the Employment Term he will have access to and knowledge of confidential information as defined in the Confidentiality Agreement (“Confidential Information”), and has and will be responsible for, or instrumental in creating or maintaining, certain business relations and goodwill that are valuable to the Company.  Employee acknowledges that the Confidential Information and goodwill belong to the Company.

(d)           Necessary Restrictions.  Employee acknowledges that the covenants and restrictions of this Section 5 are necessary to protect the Company’s Confidential Information and to preserve the value of the Company’s good will for the Company.  Employee agrees and acknowledges that the time, scope and geographic limitations of this Section 5 are reasonable.  Employee also agrees and acknowledges that the terms of this Section 5 are reasonably necessary for the protection of the Company’s Confidential Information and goodwill, and they provide a reasonable means of protecting the Company’s business value.

(e)           Adequate Consideration.  Employee acknowledges that the consideration received and to be received by him during the Employment Term is adequate for the covenants of this Section 5.

6.           Expenses.  The Company will reimburse Employee for expenses incurred in connection with its business, including expenses for travel, lodging, meals, beverages, entertainment and other items on Employee’s periodic presentation of an account of such expenses in accordance with policies established by the Company.

7.           Miscellaneous.

(a)           Representations.  The Employee represents that his employment by the Company pursuant to this Agreement and the observance of his obligations under the Confidentiality Agreement will not conflict with any other agreements or understanding to which he is subject.

(b)           Waivers.  No waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement or the Confidentiality Agreement in any one instance shall operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof.

(c)           Modification.  Except as otherwise provided in this Agreement, neither this Agreement, the Confidentiality Agreement nor any term hereof or thereof may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written consent of the party against whom enforcement of such change or modification is sought.

(d)           Indemnification.  The Company shall indemnify (and advance legal fees to) Employee to the fullest extent permitted by applicable law.

(e)           Arbitration.  Any dispute between the parties shall be resolved by binding arbitration before one arbitrator pursuant to the rules of the American Arbitration Association.  Such arbitration shall take place in the vicinity of the Company’s principal Executive Offices at the time of the dispute; provided, that if the principal Executive Offices are not located in the State of Utah at the time of commencement of any arbitration, then the arbitration shall take place in Salt Lake City, Utah.  The determination of the arbitrator may be entered in any court of competent jurisdiction.

(f)           Injunctive Relief.  Employee acknowledges and agrees that it is fair and reasonable that he make the covenants and undertakings set forth in Section 5 of this Agreement and in the Confidentiality Agreement and has done so with the benefit of the advice of counsel.  Furthermore, Employee agrees that any breach or attempted breach by him of such provisions will cause the Company irreparable damage for which a monetary award would be inadequate remedy.  Accordingly, the Employer shall be entitled to apply for and obtain, in addition to monetary awards, injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of any of the provisions of Section 5 of this Agreement or the Confidentiality Agreement, without the requirement to post a bond or provide other security.  Nothing herein shall be construed as a limitation or waiver of any other rights or remedies that may be available to the Employer for such breach or threatened breach.  Employee further agrees that the subject matter and duration of the restrictions in Section 5 of this Agreement and the Confidentiality Agreement are reasonable in light of the facts as they exist on the date hereof.

(g)           Governing Law.  This Agreement and the Confidentiality Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah applicable to agreements made and to be performed entirely within such State.

(h)           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to Employee:
Iehab J. Hawatmeh
At the last primary residence on the records of the Company.

If to the Employer:
CirTran Corporation
4125 S. 6000 W.
West Valley City, UT  84128
Attn: Chief Legal Officer

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 7(f), (A) if delivered personally against proper receipt shall be effective upon receipt and (B) if sent (1) by certified or registered mail with postage prepaid or (2) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon delivery.  The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 7(f).

(i)           Entire Understanding; No Third Party Beneficiaries.  This Agreement, with the Confidentiality Agreement, represents the entire understanding of the Employer and Employee with respect to Employee’s employment with the Employer and Employee’s compensation therefor.  Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective heirs, permitted representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(j)           Severability.  If any of the provisions of this Agreement or the Confidentiality Agreement are found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable law or unenforceable for any reason whatsoever, then it is the intention of the parties that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable law and permit enforcement.  If any of the provisions of this Agreement or the Confidentiality Agreement shall be deemed by any court of competent jurisdiction (or legally empowered agency) to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Agreement or the Confidentiality Agreement.

(k)           Counterparts.  This Agreement and the Confidentiality Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)           Headings; Interpretation.  The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.  It is the intent of the parties that neither this Agreement nor the Confidentiality Agreement be construed more strictly with regard to one party than with regard to any other Party.

(m)           Successors and Assigns.  This Agreement and the Confidentiality Agreement shall be binding upon and inure to the benefit of any successor, executor, administrator or permitted assigns of the parties.  The Employee may not assign his rights, duties or benefits under this Agreement; provided, that upon the death of Employee his rights hereunder shall be enforceable by his executors and administrators.  The Company may not assign this Agreement other than to an acquirer of all or substantially all of its assets (whether by merger, consolidation, sale of assets or otherwise) and only if such acquirer provides written notice to the Employee that it assumes the obligations hereunder.  Reference herein to the Employer shall be deemed to include any such successor or assigns.

(n)           Legal Fees.  The Employer shall pay the reasonable legal expenses incurred by Employee in connection with the negotiation, execution and delivery of this Employment Agreement and the Confidentiality Agreement.

[Remainder of Page Intentionally Left Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CIRTRAN CORPORATION

By: /s/ Fadi Nora
Name: Fadi Nora
Title: Director

/s/ Iehab J. Hawatmeh
Iehab J. Hawatmeh

EXHIBIT A

EXCISE TAX GROSS UP

(a)           In the event that the Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Employee at the time specified in subsection (d) below (x) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and/or local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding paragraph applies.

(b)           For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Employee, at the request of the Employee.  In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants, which shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee.  If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Employee with a written opinion to such effect.  The determination of the Accountants shall be final and binding upon the Company and the Employee.

(c)           For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to the Company shall not exceed the interest received or credited to the Employee by such tax authority for the period it held such portion.  The Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Employee’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Employee to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Employee to the Excise Tax.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)           In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Employee, but the Employee shall control any other issues.  In the event the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Employee shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Company to accompany the Employee, and the Employee and the Employee’s representative shall cooperate with the Company and its representative.

(f)           The Company shall be responsible for all charges of the Accountant.

(g)           The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(h)           Nothing in this Exhibit is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(i)           To the extent that any payment hereunder would be in violation of Section 409A of the Code, the timing of such payment shall be adjusted such that it will be paid at the earliest time that such payment would not be a violation of Section 409A of the Code.